Exhibit 23.9

Consent of Qualified Person

I, Jay Olcott, am responsible for authoring, and this consent pertains to, the Technical Report Summary for “Merlin deposit, Expanded Silicon Project, An Initial Assessment Report”” dated 31 December 2023 (the “Technical Report Summary”) as required by Item 601(b)(96) of Regulation S-K and filed as an exhibit to AngloGold Ashanti plc's (“AngloGold Ashanti”) annual report on Form 20-F for the year ended 31 December 2023 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 20-F”) pursuant to Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“1300 Regulation S-K”).

I hereby consent to the incorporation by reference of the following items, as included in the Form 20-F, into AngloGold Ashanti’s registration statement on Form S-8 (collectively with any amendments or supplements thereto, the “Form S-8”):

●	the Technical Report Summary, as an exhibit to the Form 20-F;

●	the use of and reference to my name, including my status as an expert or “Qualified Person” (as defined in 1300 Regulation S-K) in connection with the Form 20-F and Technical Report Summary; and

●
any extracts from, or summary of, the Technical Report Summary in the Form 20-F and the use of any information derived, summarised, quoted or referenced from the Technical Report Summary, or portions thereof, that is included or incorporated by reference into the Form 20-F.

Date: 25 April 2024

/s/ Jay Olcott
Jay Olcott